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                                                                Exhibit 10.6

                          CORPORATE SERVICES AGREEMENT


         This Corporate Services Agreement ("Agreement") is made this 11th day of June 2002, by and between Value City Department Stores, Inc. and its wholly owned subsidiaries (collective referred to as "VCDS") and Schottenstein Stores Corporation ("SSC"). All sections of the previous Agreement dated June 2000, are replaced by this Agreement.

         1. RECITALS.

         a. Pursuant to an agreement dated June 1991 (the "Exchange Agreement"), SSC agreed to transfer to VCDS substantially all of the business, properties, and assets formerly constituting the Department Store Division of SSC (the "Department Store Division"), and the employees of the Department Store Division became employees of VCDS.

         b. Prior to the transfer of the business, properties and assets of the Department Store Division to VCDS, employees of the Department Store Division provided services to other divisions of SSC, and employees of other divisions of SSC provided services to the Department Store Division.

         c. VCDS and SSC desire to provide for the continued sharing of services as set forth in this Agreement.

         2. EXECUTIVE AND EXECUTIVE SUPPORT STAFF SERVICES. Certain executives work for VCDS and SSC. VCDS's Board of Directors sets the compensation of executives that is reimbursed by VCDS. The executive compensation is paid by SSC and VCDS reimburses its share for payroll tax purposes. VCDS shall pay to SSC a percentage of the payroll and related costs of executive support staff based upon a proportionate share of the compensation reimbursed by VCDS for an executive to that executive's total compensation. Such payments will be billed and reimbursed monthly.

         3. LEGAL ADVICE AND LEGAL SERVICES. The in-house legal staff of SSC shall be available to VCDS for consultation and advice and for the performance of legal services. SSC's in-house legal staff will meet annually and determine the percentage of time the in-house legal staff and its support personnel spent on VCDS legal work for the past year. VCDS shall pay to SSC its proportionate share of the payroll and related costs of the in-house legal staff and its support personnel based upon the allocation determined for the past year. VCDS agrees to reimburse SSC for out-of-pocket and other expenses, such as the cost of outside legal counsel and travel, specifically related to VCDS legal work. Such payroll and related costs will be billed and reimbursed monthly.


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         4. BENEFIT PLAN ADMINISTRATION. VCDS performs certain accounting and auditing functions for the benefit plans of VCDS, SSC, and certain affiliates of SSC. The costs of such accounting and auditing services by VCDS are allocated to the participating companies based on the number of enrolled employees of each company in each benefit plan versus the total number of enrolled employees in each benefit plan. Such payroll and related costs will be billed and reimbursed monthly. VCDS shall review and adjust the allocation annually on a prospective basis. SSC agrees to reimburse VCDS for its share of out-of-pocket and other expenses, such as the cost of travel, specifically related to SSC benefit plan work.

         The SSC benefit department provides benefit plan administrative services to SSC and affiliates of SSC including VCDS. The cost of the SSC benefit department is allocated to the participating companies based on the number of participating employees of each company in each benefit plan versus the total number of participating employees in each benefit plan. Such payroll and related costs will be billed and reimbursed monthly. SSC shall review and adjust the allocation annually on a prospective basis based on the number of participating employees at the end of each year. VCDS agrees to reimburse SSC for its share of out-of-pocket and other expenses, such as travel, specifically related to VCDS benefit plan work.

         5. INSURANCE AND RISK MANAGEMENT. SSC provides risk management services (collectively RISK MANAGEMENT PROGRAM) to VCDS including:

         a. Negotiating and recommending for purchase various property and casualty insurance policies and specialty type policies such as Directors and Officers insurance ("D&O"), crime and theft insurance, and the purchasing of various bonds, etc.

         b. Negotiating and recommending the purchase of workers' compensation coverage for all states in which VCDS does business. The states operate both monopolistic and non-monopolistic workers' compensation programs. Under a monopolistic program, a company must participate in the state workers' compensation fund or, if approved by the state, self-insure. Under a non-monopolistic program, a company can self-insure if approved by the state, or purchase workers' compensation coverage from private insurance carriers. VCDS currently operates in two monopolistic states, Ohio and West Virginia.

         In Ohio, SSC administers a self-insured workers' compensation program overseen by the Ohio Bureau of Workers Compensation. VCDS has requested and SSC has consented to VCDS'S participation in SSC's Ohio self-insured program.

         In West Virginia, VCDS participates directly in the West Virginia State Workers' Compensation Fund and has its own risk number. SSC oversees the management of a third party administrator and litigation relating to claims in

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                  West Virginia for VCDS and charges VCDS an administrative fee for SSC's services.

                  For all other states, workers' compensation coverage is purchased from private insurance carriers using loss sensitive programs (retrospective premiums and high deductible programs). Effective with workers compensation policies for the period August 1, 2001 through August 1, 2002, a) SSC recommended and Value City Department Stores, Inc. purchased separate coverage for its account from private insurance carriers and b) SSC purchased coverage from private insurance carriers on behalf of Shonac/DSW and Filene's Basement. Effective with workers' compensation policies for periods after August 1, 2002, SSC will recommend to VCDS the purchase for its account coverage from private insurance carriers. Collectively paragraphs 5a and 5b shall be referred to as the INSURANCE PROGRAM.

         c. Recommending specifications for insurance products, including the collection of data and assistance in completion of applications needed to properly market the insurance program.

         d. Claims coordination services for property losses, commercial and vehicle liability and collision, workers' compensation, D&O, and fidelity.

         e. Safety consultation services including assistance in OSHA related issues and various training needs as requested.

         f. Assistance in establishing loss reserves and projection of losses including the loss development triangles.

         g. Recommending fire protection services and alarm systems to meet the requirements of the insurance carrier and authorities having jurisdiction. These services include oversight of sprinkler flushing and fire protection equipment programs.

         h.       Various management reports of losses and cost of risk.

         i. Environmental review and recommendation for on-going maintenance and monitoring of environmental conditions.


          Separate policies will be maintained when possible and appropriate for continued coverage under the Insurance Program.

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         VCDS shall be responsible for payment of its insurance premiums, insurance audit adjustments, punitive damages, fines, self-insured retentions, deductibles, taxes, surcharges, broker fees or commissions, claims, claims handling fees (including third party administrator fees and charges), self-insurance fees assessed by states or other controlling organizations, reasonable ordinary and necessary travel expenses (not already included as part of an insurance billing), other charges reasonably ordinary and necessary to market the coverage and VCDS's proportionate share of the administrative cost of SSC`s risk management unit based upon the percentage of time spent by the unit on VCDS matters. VCDS shall also be responsible for all risk management and loss control cost not directly related to an insurance policy. The administrative cost includes payroll & benefit expense, travel expenses and other administrative expenses. SSC shall provide a billing of the components of such costs including a computation of the proportionate share allocated to VCDS.

         When possible SSC shall have insurance carriers, brokers and agents provide separate invoices for VCDS, which will be approved by SSC's risk management unit and forwarded to VCDS for payment. Such billings will be in the name of VCDS. If SSC pays premiums for VCDS, SSC shall bill VCDS, and VCDS shall reimburse SSC immediately.

         SSC's risk management unit will, when possible, include in the billing for insurance premiums the administrative expense for risk management service to allow for an equitable distribution of this expense to location, utilizing, depending upon the type of insurance coverage, VCDS payroll per $100, sales per $1,000, or property values per $100 of value or other basis of premium commonly used by insurance carriers. VCDS additionally is provided risk management services, which may not be part of the Insurance Program, such as environmental, sprinkler installation and repair, or other services which may not be directly related to an insurance coverage ("Professional Services"). Professional Services will be billed separately and independently on a time and expense basis without markup by SSC. The hourly rate will be determined based on the individual's salary or hourly rate plus benefits paid to the individual performing the work, travel expenses, and other related expenses who performed the Professional Services.


         VCDS shall pay to SSC, state workers' compensation funds or insurance carriers' premium and/or administrative fee billed as invoices are received or as developed loss reserves are calculated. In the event VCDS is separately billed by SSC for the following insurance policies the following shall apply:

         a. For liability, umbrellas and excess coverage of all forms if collectively purchased in whole or in part by SSC, VCDS shall pay to SSC its prorata share of the costs of such coverage, including the estimated cost of claims, claims administration, reserves to cover self-insured retentions, premiums charged by insurance carriers, including primary policies, umbrella and excess

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                  policies, fees, taxes, surcharges, loss control expenses and related administrative fees.

         b. For workers compensation coverage in Ohio, VCDS shall pay to SSC its prorata share of the costs of such coverage, including projected claims, medical bills, excess insurance, fees, taxes, surcharges, other related expenses, and estimated compensation and administrative expense for loss control and insurance administration.

                  For workers' compensation coverage in West Virginia, VCDS shall pay workers' compensation premiums to the West Virginia State Fund. VCDS shall also pay an administrative fee to SSC for its services based on projected payroll and other remuneration.

                  For workers' compensation coverage in all other states:

                  1. Prior to August 1, 2001. VCDS participates in SSC's workers' compensation coverage. VCDS pays a premium to SSC based on projected payroll and other reimburseables calculated based on projected claims, medical bills, excess insurance, fees, taxes, surcharges, other related expenses, and estimated compensation and administrative expense for loss control and insurance administration.

                  2.       For the period August 1, 2001 through August 1, 2002.

                           i. VALUE CITY DEPARTMENT STORES, INC. AND ITS SUBSIDIARIES (EXCLUDING FILENE'S BASEMENT, INC., DSW SHOE WAREHOUSE, INC., AND SHONAC CORPORATION). Premiums shall be paid directly by VCDS to private insurance carriers. Such premiums include cash collateral and loss funds. SSC shall review and recommend to VCDS whether or not the insurance carrier's invoices for workers' compensation premiums and/or losses are to be paid by VCDS. VCDS shall pay an administrative fee to SSC for SSC's claims' coordination and risk management services.

                           ii. FILENE'S BASEMENT, INC., DSW SHOE WAREHOUSE, INC., AND SHONAC CORPORATION. VCDS shall pay a premium to SSC based on projected payroll and other remuneration calculated based on projected claims, medical bills, excess insurance, fees, taxes, surcharges, other related expenses, and estimated compensation and administrative expense for loss control and insurance administration.

                  3. For the period beginning after August 1, 2002. Value City Department Stores, Inc. shall continue its direct coverage with an

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                           insurance carrier. Filene's Basement, Inc., DSW Shoe
                           Warehouse, Inc., and Shonac Corporation will be removed from SSC's workers' compensation coverage and added to Value City Department Stores, Inc.'s coverage. Premiums shall be paid directly by VCDS to private insurance carriers. Such premiums include cash collateral and loss funds. SSC shall review and recommend to VCDS whether or not the insurance carrier's invoices for workers compensation premiums and/or losses are to be paid by VCDS. VCDS shall pay an administrative fee to SSC for SSC's claims coordination and risk management services.

         c. For property insurance coverage, VCDS shall pay a premium to SSC based on projected insured values and other remuneration, and calculated based on projected expenses, excess insurance, estimated compensation fees, taxes, surcharges, other related expenses and administrative expense for loss control and insurance administration.

         d. For auto liability, collision, and comprehensive insurance policies VCDS shall pay all cost for its premiums, fees, taxes, surcharges, and other related expenses. VCDS shall pay direct any deductibles or retained losses as they occur and become due. VCDS shall pay an administrative fee to SSC for SSC's claims coordination and risk management services.

         e. For other insurance policies, VCDS shall pay all cost for its premiums, fees, taxes, surcharges, and other expenses related to the policies so SSC is not out-of-pocket for any reasonable VCDS costs relating to the Risk Management Program.

         f. In no event shall SSC be responsible for paying VCDS's insurance premiums and absent gross negligence and/or willful misconduct by SSC VCDS agrees to indemnify, defend and hold SSC harmless for all claims, losses and reasonable, ordinary and necessary expenses relating to VCDS's participation in the Insurance Program, including attorney's fees.

         Should VCDS elect to leave SSC's loss sensitive programs, the developed loss reserves will be reviewed and VCDS will immediately pay to SSC any unfunded reserves relating to VCDS's participation in SSC's loss sensitive self-insured liability and workers' compensation programs.

         The premiums and losses, including associated fees, for participation in SSC's loss sensitive self-insured liability and workers compensation programs in any year shall be subject to adjustment in future fiscal years. VCDS recognizes that the liability and workers' compensation

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programs are loss sensitive and the value of claims will change as the claims mature. The parties agree to review the value of the developed loss reserves two times per year. Based upon the semi-annual review, VCDS will pay to SSC additional premiums and claims costs, including associated fees, necessary to assure that SSC has sufficient funds available from VCDS to pay future claims costs and expenses associated with VCDS's participation in SSC's loss sensitive self-insured liability and workers compensation programs. In the event SSC receives a refund of insurance premiums jointly paid by SSC and VCDS, SSC shall promptly refund to VCDS its prorata share of such refund. If SSC holds funds received from VCDS for payment of VCDS's self-insured liability and workers compensation program in excess of the required reserves determined by SSC in its reasonable discretion for such programs, then SSC shall refund to VCDS such excess amounts.

         Notwithstanding the duration of this Agreement or any other section of this Agreement pertaining to the duration of VCDS and SSC commitments to each other, the participation of VCDS in the Risk Management Program in a given fiscal year does not obligate VCDS to participate in the Risk Management Program in subsequent fiscal years after the given fiscal year. However, should VCDS not participate in future years, the parties agree that the provisions for adjustments of billing will survive the termination of VCDS's participation in the Insurance Program

         6. STORE PLANNING, DESIGN, AND CONSTRUCTION. Periodically, the SSC Store Planning, Design, and Construction departments, upon request from VCDS, will provide services to VCDS. VCDS shall pay to SSC a percentage of the payroll and related costs of such store planning design and construction services equal to the percentage of time the professional staff spends on VCDS store planning design and construction services in proportion to the total hours. Such payroll and related costs will be billed and reimbursed monthly. VCDS agrees to reimburse SSC for reasonable out-of-pocket and other expenses specifically related to VCDS projects.

         7. IMPORTATION AGENCY SERVICES. Value City Imports ("VCI"), a division of SSC, shall act as an agent for VCDS for selected purchases of foreign merchandise to be imported into the United States (the "Imported Merchandise.")

         VCI's responsibilities shall include:

         a. Timely provision of detailed cost estimates for each import transaction that includes first cost, customs duties, taxes and fees, freight, commission, assists, and other miscellaneous charges on a purchase order basis for each individual PO line item;

         b.       Receipt and processing of orders for Imported Merchandise;

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         c.       Application for international letters of credits, that shall be drawn on VCDS credit lines, relating to Imported
                  Merchandise;

         d. Customs compliance services, including classification and valuation verifications and the importation and clearance of Imported Merchandise;

         e.       Monitoring movement of Imported Merchandise;

         f. Arranging for and payment of domestic clearance, customs duties, taxes and fees, commissions, brokerage fees and charges, other miscellaneous clearance charges and domestic freight of the Imported Merchandise;

         g. Approval of wire transfers and letter of credit draws in accordance with the terms of the purchase orders or the written instructions of VCDS;

         h. Assistance in the return of damaged, rejected or refused merchandise;

         i.       Assistance in the recovery of any duties, taxes or fees paid;

         j. Assistance in making necessary arrangements for inspections or other services at the Manufacturer's premise for quality, quantity, or origin of the Imported Merchandise as specified by VCDS.

         k. Assistance in arranging product and/or component testing concerning the material composition, content or any other feature of imported merchandise to ensure and promote compliance with U.S. Customs regulations and other government agencies. VCDS agrees to be responsible for all testing costs as explained under "Payment Of Testing Costs" in the Value City Imports testing program.

         l. Negotiation and execution of freight, consolidation and brokerage contracts relating to Imported Merchandise;

         m. Coordination with the SSC Insurance Department on the negotiation of marine and ocean insurance coverage and claims, VCDS shall be the primary insured and VCI a secondary insured for Imported Merchandise;

                  Unless instructed otherwise by SSC, in order to perform its responsibilities, VCDS agrees to nominate VCI as the consignee on bills of lading, invoices, and similar documents for Imported Merchandise. VCI agrees that it shall hold title as consignee of applicable Imported Merchandise and as agent for VCDS.

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                  With the exception of the first cost of the merchandise and unless otherwise agreed, VCI shall bill VCDS for the fixed costs quoted under paragraph 7(a) which shall include any service fees (the "Costs"). In the event of a default or nonpayment by VCDS on a letter of credit or wire transfer for Imported Merchandise, VCI shall have the right to recover from VCDS all costs actually incurred by VCI and a Service Fee of three percent (3%) of the F.O.B. price of the Imported Merchandise (as defined under Incoterms 2000 (ICC Publication No. 560)) (the "Service Fee.").. In addition to Costs, VCDS shall be responsible for all Extraordinary Costs incurred by VCI. "Extraordinary Costs" shall mean any costs or payment incurred by VCI except: (1) the payments set forth above in items a through m under VCI's responsibilities, (2) any other cost normally incurred in the ordinary course of the clearance or movement of Imported Merchandise by VCI for the services listed above in items a through m under VCI's responsibilities, or (3) any cost that is the result of the gross negligence, willful misconduct, or fraud of VCI.

                  Upon delivery of merchandise to a consolidator or agent of VCI, VCI shall invoice VCDS for all Costs with respect to the Imported Merchandise. At such time, VCI shall issue a separate invoice to VCDS for Extraordinary Costs incurred by VCI, if any.

                  As the parties may agree, VCI may be asked to sell to VCDS on a fixed price for certain imported merchandise purchased by VCI (hereinafter referred to "Fixed Price Merchandise"). Where the sale of Fixed Price Merchandise is negotiated, all right, title, and interest in the Fixed Price Merchandise shall remain in VCI until payment for said merchandise by VCDS and shall not be subject to any security interest or lien granted by VCDS.

                  Subject to the terms of the Collateral Agency Agreement dated June 11, 2002 among Value City Department Stores, Inc., Filene's Basement, Inc., Schottenstein Stores Corporation, National City Commercial Finance, Inc. and Fleet Retail Finance, Inc., VCDS agrees that VCI shall have a lien on all Imported Merchandise for all Costs, EXTRAORDINARY COSTS AND the Service Fee with respect to the Imported Merchandise. Such lien shall be superior to all other liens and shall be satisfied prior to sale of the Imported Merchandise.

                  VCI acknowledges that it does not have any right, power, or authority to make any contract or incur any obligation or liability that shall be binding upon VCDS unless it has been authorized herein or it has been specifically authorized to do so in advance by VCDS. VCI shall not represent to its employees or any third party that VCI is other than an agent for VCDS employed under this Agreement.


                  Except for VCI's gross negligence, willful misconduct or fraud in the performance of its duties, VCI shall not be liable for any losses or damages, including special, incidental or consequential damages, incurred by VCDS from any claim or dispute


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         arising out of, related to or in connection with any Purchase Order issued by VCDS. VCDS agrees to hold VCI harmless from such claim or dispute, and to indemnify and defend VCI for all losses and damages including costs, expenses, charges and legal fees, if any, which VCI may incur as a result of any such dispute or claim.

                  VCI is authorized to appoint its sub-agents to perform some or all of VCI's obligations hereunder, it being understood that the acts of such sub-agents are at VCI's own risk, and must conform to the terms of this Agreement.

         8. REAL ESTATE MANAGEMENT FEES. Schottenstein Management Co., ("SMC"), an affiliate of SSC, may from time to time provide real estate services for certain of the properties leased by Value City. The services to be provided involve negotiation and leasing of spaces from unaffiliated third parties where VCDS is a tenant. VCDS shall pay to SMC its proportionate share of the payroll and related costs of such real estate management services equal to the percentage of time the professional staff spends on VCDS real estate management services work in relation to the costs associated with the total professional staff hours, such payments to be BILLED AND REIMBURSED QUARTERLY. VCDS agrees to reimburse SMC for reasonable out-of-pocket and reasonable other expenses, such as travel, specifically related to the services provided to VCDS. SMC may from time to time provide other real estate services to VCDS. The fee for such services shall be mutually agreed upon by SMC and VCDS.

         9. TRAVEL. SSC operates a travel department that negotiates rates for travel services used by SSC and its affiliates, including VCDS. Such services include the negotiation of airline, hotel, rental car rates, travel cost tracking, and the formulation of travel policies and procedures. Negotiated rates are accessed through an unrelated travel agent. The cost of the travel department and the fees for the travel agent's services is funded through a surcharge paid on each airline ticket purchased. [VCDS shall exclusively use the SSC travel department for all of its travel] (discuss)

         10. AUDIT - VCDS shall have the right to audit during reasonable business hours the books and records of SSC directly relating to the Corporate Services Agreement. Such audits must be finished within 6 months after the end of SSC's fiscal year.

         11. Offset - Each of VCDS and SSC shall have the right to offset any amounts owed to it by the other party to this Agreement against any payments owed by it to such party.

         12. AIRCRAFT. SSC and its affiliates, including Value City Department Stores, Inc., have jointly purchased fractional interests in aircraft. SSC advanced the funds to purchase the aircraft. VCDS has the right to use such aircraft. VCDS shall pay SSC for its share of all of the costs associated with VCDS's use of the aircraft, which shall include, but not be limited to, fixed and variable costs, economic depreciation, interest, incidentals and any gain or loss on the disposition of aircraft. VCDS SHALL PROMPTLY PAY SSC AFTER RECEIVING A BILL FOR THE COSTS ASSOCIATED WITH VCDS'S USE OF THE AIRCRAFT.

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         13. ADDITIONAL SERVICES; DISCONTINUATION OF SERVICES. The parties recognize that circumstances may change during the course of their relationship, that the provision of services not contemplated by this Agreement for either party by the other may prove to be desirable and beneficial, and that services contemplated by this Agreement may no longer be required. The parties therefore agree that, should additional services be desired, they will negotiate in good faith with each other the nature of those services and the payment to be made therefor, to the end that the provision of such services by the party providing them shall not be unduly burdensome and the payment to be made for such services shall not be unfair to the party receiving them. Should services provided pursuant to this Agreement be determined to be unnecessary or undesirable, the parties, by mutual agreement, may discontinue them by appropriate amendment to this Agreement. Should additional services be deemed desirable, the parties shall likewise amend this Agreement to specify such services and the payment to be made therefor.

         14. ANNUAL REVIEW. The services performed by SSC for VCDS and by VCDS for SSC pursuant to this Agreement and the cost thereof shall be subject to review not later than 90 days following the end of each fiscal year of VCDS by the members of the Audit Committee of the Board of Directors of VCDS. This Agreement may be terminated in whole or in part by VCDS or SSC upon 90 days written notice to the other party. Notwithstanding anything contained herein to the contrary, all indemnity provisions contained in this Agreement and the insurance obligations contained in Paragraph 5 shall survive the termination of this Agreement

         15. INDEMNITY. Except for SSC's gross negligence, willful misconduct or fraud in the performance of its duties, SSC shall not be liable for any losses or damages, including special, incidental or consequential damages incurred by VCDS from any claim or dispute arising out of or related to or in connection with any services performed by SSC under this Agreement. VCDS agrees to hold SSC harmless from such claim or dispute and to indemnify and defend SSC for all losses and damages including reasonable costs, expenses, charges and legal fees, if any, which SSC may incur as a result of any such dispute or claim.

EXCEPT for VCDS's gross negligence, willful misconduct or breach of its obligations in the performance of its duties, VCDS shall not be liable for any losses or damages, including special, incidental or consequential damages incurred by SSC from any claim or dispute arising out of or related to or in connection with any services performed by VCDS under this Agreement. SSC agrees to hold VCDS harmless for such claim or dispute and to indemnify and defend VCDS for all losses and damages including reasonable costs, expenses, charges and legal fees, if any, which VCDS may incur as a result of any such dispute or claim.

         16. EFFECTIVE DATE. This Agreement is effective as of the beginning of the fiscal year.


         17. GOVERNING LAW. The laws of the State of Ohio shall apply to the terms of this Agreement. A court's determination that certain provisions of this Agreement are invalid shall not render the remaining terms of this Agreement unenforceable.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers, thereunto duly authorized, as of the date first above written.



                                 SCHOTTENSTEIN STORES CORPORATION
                                 By:      /s/ Jeffry Swanson
                                    ------------------------------------------



                                 VALUE CITY DEPARTMENT STORES, INC.
                                 By:      /s/ James A. McGrady
                                    ------------------------------------------


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